CSW
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Central and South West Corporation
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NEWS RELEASE
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164

                                Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                                Central and South West Services, Inc., Dallas
                                  and Tulsa
                                CSW Communications, Inc., Austin
                                CSW Credit, Inc., Dallas
                                CSW Energy, Inc., Dallas
                                CSW International, Inc., Dallas
                                CSW Leasing, Inc., Dallas
                                EnerShop Inc., Dallas
                                SEEBOARD plc, Crawley, West Sussex, U.K.


FOR IMMEDIATE RELEASE



                          PUCT Staff Releases Analysis
                  In Central Power and Light Company Rate Case


        Dallas (March 24, 1997) -- Central and South West Corporation (NYSE:
CSR) said that the staff of the Public Utility Commission of Texas (PUCT) has completed additional analysis for the Commissioners to consider in their deliberations about the rate case of CSW's Central Power and Light Company (CPL) subsidiary. The preliminary analysis, which was requested by the Commissioners, indicates a range of possible outcomes from an $8 million base-rate increase to a $69 million base-rate decrease, depending on the final vote of the PUCT on a number of issues.
        The Commissioners will reconvene on March 26 and 27 to deliberate further on the unresolved issues. The Commissioners must issue a final decision by March 31 or ask CPL to agree to extend the PUCT's jurisdictional deadline.
        As CSW previously reported, Commissioner Judy Walsh during the Commission's March 6 meeting questioned whether the PUCT is bound by the findings of prior rate cases regarding recovery of invested capital. Specifically, Commissioner Walsh suggested that the recovery of invested capital should be based upon the current competitive environment rather than the reasonableness of the utility's investment at the time the investment was made.
        During the Commission's March 18 meeting, Commissioner Walsh further suggested that one way of addressing the recovery of invested capital is to lower the rate of return allowed for that portion of the plant that would not be considered economical in a competitive market.
        The major items in the staff's analysis that are causing reductions to CPL's request from the previously reported administrative law judges' recommendations include: return on equity including the Commission's determination of uneconomic portions of CPL's investment, disallowed affiliate costs, consolidated tax savings and the demand side management costs.
        The assumptions used in several scenarios of the analysis call for classifying a portion of rate base labeled by the Commission as Excess Cost Over Market, or ECOM, for the South Texas Project nuclear generating plant. These scenarios also called for a total return of 7.26 percent, representing the cost of Single-A debt, on ECOM ranging from $859 million to $1.7 billion.
        The term, ECOM, has been used to refer to the amount of costs that potentially would become "stranded" if retail competition were mandated and prices were set in the market, rather than the price being determined by current regulatory standards of reasonable and necessary cost of providing service. Although proposed legislation calling for retail competition is under consideration by the Texas legislature and the U.S. Congress, retail competition is not currently required under either Texas or federal law.
        Many issues remain unresolved, including the return on ECOM, overall return, the level of interruptible rates, depreciation expenses and recovery of rate case expenses. Another item under consideration is a future annual adjustment to revenues based on the reduction to rate base stemming from depreciation and amortization expense. Staff's analysis indicates that this approach, if implemented, would reduce CPL's rates by $17 million annually in each of two succeeding years.
        E.R. Brooks, CSW chairman, president and chief executive officer, voiced concern over the PUCT staff analysis. "As we have stated earlier, CPL will vigorously pursue its legal rights if the Commission's final decision is inconsistent with earlier orders that determined all of CPL's costs for STP are reasonable, or the company does not have an opportunity to earn an adequate return and recover its reasonable costs," Brooks said.
        Administrative law judges for the State Office of Administrative Hearings on January 21 issued a Proposal for Decision on CPL's request for the $71 million rate increase. The administrative law judges' recommendations would have increased CPL's annual revenues by $7.2 million, if approved as submitted to the PUCT.
        CPL in November 1995 filed a request to increase its retail base rates by $71 million. The proposed rate increase was put into effect under bond in May 1996. The difference between the bonded rates collected since May 1996 and the rate levels ultimately approved by the Commissioners is subject to refund to customers with accrued interest.
        Given the magnitude of the above unresolved issues, CSW's management cannot predict the ultimate outcome of CPL's rate case or effect on CSW's financial results. However, if CPL is unsuccessful in its efforts to obtain adequate rate relief, CPL and CSW could experience a material adverse effect on results of operations and their financial condition.
        Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries that offer independent power production, telecommunications, energy efficiency and financial transactions.
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Media contact: Larry Jones, senior communications consultant for Central and
South West Corporation, 214 683-3703.

Financial community contact: Director of investor relations for Central and South West Corporation, 214 777-1277.

Internet inquiries: corpcom @csw.com